Exhibit 10.1
AMENDMENT NO. 3
TO THAT CERTAIN
DEVELOPMENT AND EXCLUSIVE LICENSE AGREEMENT

THIS AMENDMENT NO. 3, dated as of July 21, 2014 (the “Amendment No. 3”), to that certain AGREEMENT dated as of November 26, 2013, as previously amended December 4, 2013 and on April 23, 2014 (the “Agreement”), among Sgenia Soluciones, S.L. (“Soluciones”), ZENON Biosystem, S.L.  (“Subco”), Sgenia Industrial, S.L. (“Sgenia”), the parent corporation of its subsidiaries, Soluciones and Subco, and Zenosense, Inc. (together the Sgenia Parties”) and Zenosense Inc., formerly Braeden Valley Mines, Inc. (the “Company”), is hereby being amended to modify the budgeting and financing for the research and development of the MRSA/SA and cancer sensory devices.

The parties to this Amendment No. 3 hereby add the following “Whereas Clauses” to the Agreement, as follows:

Whereas, as a result of the additional Products to be developed, the parties to the Agreement have reconsidered the initial budgeting for research and development, and hereby seek to add to the scope of Exhibit C, which was the research objectives, and replace Exhibit D, which was the original budget; and

Whereas, the Company is willing to enter into this Amendment No. 3 to the Agreement based on the fact that to date the research and development has progressed in a positive way, although there have been unforeseen delays and changes in process from that originally expressed in Exhibit C, in part because of the inclusion of the cancer sensory device research and development, and based on the fact that currently there are positive indications for the Products, there are further testing plans that would significantly verify the Products and the change in the budget is not excessive based on current information; and

Whereas, the Company believes that it will be able to obtain the funding necessary to continue to fund the revised budget; and

Whereas, Subco has reported to the Company that it has made significant progress in the development of a MRSA sensory device; achieving a sensibility and specificity of 75% and 66% respectively, utilizing a low cost commercial gas sensor to sense MSSA and MRSA in headspace and exhaled air in fourteen volunteers; Improvements are in hand to the algorithmic processing and new nanotechnology sensor developments are anticipated to increase sensibility and specificity; Target compounds have been identified using a Gas Chromatography/Mass Spectrometry detection method; A device to collect multiple breath samples has been manufactured to facilitate large scale testing at an affordable price; Subco has established a number of collaboration agreements and partnerships with relevant hospitals, universities and a private laboratory in the various fields of sensors, polymer electrochemistry, microbiology, infectious disease, pneumology, chromatography and microorganism identification; and Subco is in advanced discussions with a view to establishing a formal collaboration with a prestigious hospital in Madrid, Spain which has conducted substantial work and clinical trials on the significance of volatile organic compounds in cancer detection, and consequently has available significant data applicable to the development of a cancer detection device..

The parties hereby agree that for the consideration provided for the Agreement and the obligations of the parties under the terms of the Agreement as amended, that the following provisions are added to and made a part of the Agreement, and terms not otherwise defined in this Amendment No. 3 will have the meanings set forth in the Agreement:

1.           Exhibits C and D.  The Exhibit D to the Agreement is hereby deleted and in its place is substituted the item marked as Exhibit D attached hereto, which entitled the “12 Months Budget and Lung Cancer and MRSA Achievements.”  Additionally, to the extent that there is a conflict between Exhibit C and the “Description of Milestone/Task Deliverables” set forth on the Exhibit D attached hereto, then the content of Exhibit D attached hereto will modify Exhibit C, but only to the extent necessary to change what is set forth on Exhibit C and to add to Exhibit C.

2.           Section 4.b. Modification.  Section 4.b. of the Agreement is hereby deleted and in its place is inserted the following:

“b.   Research and Development Plan; Budget.  The current version of the research & development plan (“R&DP”) is set forth as Exhibit C as modified by the Exhibit D attached to this Amendment No. 3 to the Agreement, as provided for in Section 1 to this Amendment No. 3, and the revised expense budget (“Budget”) is set forth as Exhibit D to this Amendment No. 3.  The R&DP to the extent necessary will include allocation of work to be done and responsibilities to be borne by the Sgenia Parties and any Third Parties.  Activities in the R&DP and amounts to be budgeted and allocations within the Budget may be adjusted through a collaborative process by the parties hereto.”

3.           Section 4.c. Modification.  Section 4.c. of the Agreement is hereby deleted and in its place is inserted the following:

“c.   Funding the R&DP. (i) It is the obligation of Company to fund only Subco to pursue the R&DP, in accordance with the Budget. Funding will be paid by Company to Subco in advance of the period to be funded. The Company reserves the right, but not the obligation, to provide any equipment to be purchased under the terms of the Budget either by delivery of the item or to provide the item on a lease basis to the Company in lieu of providing the funding therefore, such lease to be on reasonable commercial terms and subject to security interests in favor of the Company.  Funds paid to Subco under the funding obligation for the Budget shall not be repatriated or otherwise paid to Sgenia, except for a specifically Budgeted item that notes it is to be paid to Sgenia or as otherwise provided herein. The Company obligation is to fund those items as specified on the Budget, which may include employee and consultant salaries, bonuses, benefits and other compensation, research, leases, information technology, utilities and other indirect costs, as agreed in the collaborative process pursuant to this Agreement. Company has no obligation to agree to any increase in the Budget or its funding obligations at any time, and in the event that the financial requirements of Subco exceed the Budget, then Company has the right to terminate this Agreement, or in the alternative, in its discretion, work with Sgenia and Subco to change the Budget.  If the funding obligation of Company is increased more than 20% of the Budget attached hereto as Exhibit D (revised by this Amendment No. 3) as a result of changes in the Budget, regardless of any prior approval or approvals given by Company, Company in its sole discretion has the right to terminate this Agreement as to one or more of the Products or the entire Agreement on thirty days’ notice.  In addition to the foregoing, regardless of any approval by the Company to increase the Budget and its funding, if the Budget is exceeded by any amount and the Agreement is not terminated, then the rights reserved to Sgenia and Subco with respect to the Sgenia Territory will be terminated. For clarity, the fact that the Budget has been modified by the Exhibit D attached to this Amendment No. 3, will not act as a termination of the rights reserved to Sgenia and Subco with respect to the Sgenia Territory.”

4.           Modification to Section 4.d.  Section 4.d. of the Agreement is hereby deleted and in its place is inserted the following:

“d.  Failure of a Stage; Accounting.  (i) The implementation of the Budget (as set forth in Exhibit D attached to this Amendment No. 3) will be in three stages, each one a “Stage.” The first Stage will be month one to the end of month four, the second Stage will be month five to the end of month eight, and the third Stage will be month nine to the end of month twelve.  At the completion of each Stage of the Budget and R&DP, Subco and Sgenia will jointly certify to Company that the stage has been completed and the objective of the stage has been fully achieved if not exceeded.  Company, in its discretion may ask for any and all supporting documentation of the Stage completion and goal achievement, including scientific data, test results, accounting documentation, and the like, the failure of which to be provided will be deemed to be a failure to achieve completion and goals of the Stage.  If a Stage is not successfully completed and/or the objective of the Stage is not met, then the Company in its sole discretion has the right to terminate this Agreement as to one or more of the Products or the entire Agreement. It is expected that the following will be achieved in each Stage:

A)           Stage One: There will be a sensor with a sensitivity of >95% sensitivity for MRSA detection in bacterial culture; there will be a sensor with a sensitivity of >90% sensitivity for airborne MRSA detection; there will be manufacture of the new sensor targeting specific lung cancer biomarkers; and tests will be completed using the new lung cancer sensor and achieving results >85 specificity.

B)           Stage Two: There will be a MRSA device ready and used to test over 100 MRSA colonized patients which will have been carried out to assess the device’s capacity of detection against SA, other contaminants and other bacteria, achieving a sensitivity >90% with a confidence interval between 85-95%; there will be a pre series of 10 MRSA devices manufactured for further testing for homologation purposes, to include a CE validation test (EMC and electronic homologation process only); and there will be a prototype lung cancer device manufactured and used for a statistical analysis on at least 15 patients achieving a specificity of >83%.

 C)           Stage Three: Two months of hospital based intensive testing by hospital personnel to test the accuracy of the Zenosense MRSA device. Conduct trials in more than 100 lung cancer patients and manufacture 10 pre-series lung cancer e-nose devices with a specificity of > 83% and carry out CE validation tests for EMC and electronic homologation purposes.

(ii)           Subco shall provide reasonable verification from time to time as requested to Company that such amounts have been spent according to the Budget.  In addition to the foregoing, at the end of each Stage, as defined herein, Subco will prepare a formal detailed accounting of the Budget, funding received and funding disbursed.  Company may request the formal accounting to be audited by an independent Third Party auditory of its selection, and the costs of such audit will be borne by Company, provided that if the audit process reveals that the accounting is at an overall variance of 5%, then the cost of the audit will be split equally by the parties.

(iii)           Any amounts not spent in the first two Stages will be carried forward to Stages Two and Three, respectively, and any amounts not spent in Stage Three will adjust funding required in the last month or months of Stage Three, it being understood that the funding is to cover actual expenses and not to provide a profit to Subco. Notwithstanding the foregoing, if the total funding of Subco for all three Stages is less than the total Budget as modified by the parties, then Sgenia will be paid 20% of the difference between the actual expenses of Subco pursuant to the Budget and the projected expenses in the Budget, and the balance of any saving will be returned to Company.

5.           Entire Agreement.  The Agreement, as specified in Section 22 of the Agreement, shall include this Amendment No. 3 and the first and second amendment.

6.           Execution in Counterparts. This Amendment No. 3 may be executed in counterparts, all of which together shall be deemed one original Amendment No. 3.  This Amendment No. 3 may be transmitted to the other parties hereto by pdf. or other electronic form.

7.           Affirmation of Agreement.  Unless specifically amended or interpreted by this Amendment No. 3, the original Agreement as previously amended is hereby confirmed in all respects, and the parties thereto and hereto agree to be bound by such terms as hereby amended and interpreted.

Sgenia  Industrial, S.L.

By:           /s/ Jesus Lama
Name: Jesús Lama
Title: Administrador Unico – Chief Executive Officer

Sgenia  Soluciones, S.L.

By:           /s/ Jesus Lama
Name: Jesús Lama
Title: Administrador Unico – Chief Executive Officer

ZENON Biosystem, S.L.

By:           /s/ Jesus Lama
Name: Jesús Lama
Title: Administrador Unico – Chief Executive Officer

Zenosense, Inc.

By:           /s/ Carlos Gil
Name: Carlos Gil
Title: President